EX-35.18
OFFICER CERTIFICATE

March 2, 2009

Citigroup Commercial Mortgage Securities Inc.
Commercial Mortgage Pass-Through Certificates
Series 2008-C7
Pooling and Servicing Agreement

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and
(iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Nature and Status of Failures: None.

MIDLAND LOAN SERVICES, INC.

/s/ Steven W. Smith
Steven W. Smith
President and Chief Operating Officer